                                                                   EXHIBIT 12(a)

                           TELEX COMMUNICATIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                              YEARS ENDED MARCH 31,
                                                --------------------------------------------------
                                                 1997      1996         1995      1994      1993
                                                -------   -------      -------   -------   -------
Income (loss) before income taxes.............  $23,577   $(4,284)     $ 4,133   $ 5,217   $ 4,032
Interest expense..............................   12,513    12,517       12,490    10,120    11,079
Interest portion of rent expense..............      121        88           85        85        91
                                                -------   -------      -------   -------   -------
Adjusted income before income taxes...........  $36,211   $ 8,321      $16,708   $15,422   $15,202
                                                =======   =======      =======   =======   =======
Fixed charges:
  Interest expense............................  $12,513   $12,517      $12,490   $10,120   $11,079
  Interest portion of rent expense............      121        88           85        85        91
                                                -------   -------      -------   -------   -------
Total fixed charges...........................  $12,634   $12,605      $12,575   $10,205   $11,170
                                                =======   =======      =======   =======   =======
Ratio of earnings to fixed charges............     2.87        --(1)      1.33      1.51      1.36
                                                =======   =======      =======   =======   =======

---------------
(1) Earnings for Fiscal 1996 were inadequate to cover fixed charges by $4,284,000. However, excluding the $13,785,000 special charges set forth in footnote 2 on page 9, the ratio of earnings to fixed charges for Fiscal 1996 would have been 1.75.